UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota		55305
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 22, 2011, Lakes Jamul Development, LLC (“Lakes”), an indirect wholly owned subsidiary of Lakes Entertainment, Inc., entered into a Pre-Development, Development and Financing Arrangement Agreement (“Development Agreement”) with the Jamul Indian Village (“Tribe”) to develop a casino on the Tribe’s reservation located outside of San Diego, California. The Development Agreement supersedes and replaces the agreement entitled Development Financing and Services Agreement dated January 17, 2006, entered into by Lakes and the Tribe. In consideration of its services under the Development Agreement, Lakes shall be compensated as follows:

•

Opening of Phase I of the casino (as defined in the Development Agreement). Lakes shall receive no compensation for its services until opening of Phase II of the casino. Lakes shall, however, upon the opening of Phase I of the casino, receive a monthly payment equal to $209,000 after payment of casino expenses and the Tribe’s minimum distribution, and any remaining available funds shall be split evenly between the Tribe and Lakes. Such payments to Lakes shall be applied to the Tribe’s outstanding debt to Lakes.

•	Opening of Phase II of the casino. Upon opening of Phase II of the casino, Lakes shall receive a fee equal to $1,000,000 plus approximately 8% of the project costs of Phase II.

•	Opening of Phase III of the casino. Upon opening of Phase III of the casino, Lakes shall receive a fee equal to $2,000,000 plus approximately 8% of the project costs of Phase III.

Pursuant to the Development Agreement, Lakes agreed to lend to the Tribe an amount necessary to pay certain development costs. Additionally, Lakes agreed to lend to the Tribe a monthly amount equal to $153,000 (“Tribal Support Loan”) until Phase I of the casino opens, unless the Development Agreement is terminated prior to such opening. If so terminated, Lakes may be required to fund the Tribal Support Loan for an additional 120 days. All sums loaned by Lakes to the Tribe shall accrue interest at the applicable federal rate up until the opening of Phase I of the casino, and shall accrue interest from that date until all amounts are fully repaid at a rate per annum equal to the prime rate plus two percent (2%). Upon the opening of Phase II of the casino, all outstanding principal and interest shall be capitalized and repaid over a period of 10 years. As a result of entering into the Development Agreement, accrued interest on amounts previously advanced by Lakes and on land that may be transferred to the Tribe was decreased by approximately $20.0 million.

Unless earlier terminated pursuant to the terms of the Development Agreement, the term of the Development Agreement is for a period of 83 months.

Contemporaneous with entering into the Development Agreement, Lakes Kean Argovitz Resorts – California, LLC, a wholly owned indirect subsidiary of Lakes Entertainment, Inc., and the Tribe also entered into an option agreement (“Option Agreement”) granting the Tribe the right to purchase approximately 98 acres of land adjacent to the Tribe’s reservation, which Lakes currently owns, for an amount equal to the acquisition price and expenses incurred by Lakes in connection with ownership of such land.

In addition, Lakes and the Tribe entered into an Amended and Restated Security Agreement which amends the Security Agreement dated January 17, 2006, entered into by Lakes and the Tribe.

A copy of the Development Agreement, Option Agreement and Amended and Restated Security Agreement are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits

10.1	Pre-Development, Development and Financing Arrangement Agreement by and between the Jamul Indian Village and Lakes Jamul Development, LLC, dated November 22, 2011.

10.2	Option Agreement and Escrow Instructions by and between Lakes Kean Argovitz Resorts – California, LLC and Jamul Indian Village, dated November 22, 2011.

10.3	Amended and Restated Security Agreement by and between Lakes Jamul Development, LLC and Jamul Indian Village, dated November 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)

Date: November 29, 2011	/s/ Timothy J. Cope
Name: Timothy J. Cope
Title: President and Chief Financial Officer

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